EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Press Contact
Barbara Domingo	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1000	(678) 417-1767
investorinfo@aligntech.com	shannon@ethoscommunication.com

Align Technology Announces New R&D Leadership

Santa Clara, Calif. –October 31, 2005 – Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign®, a proprietary method of straightening teeth without wires and brackets, today announced that the Company has promoted Hossein Arjomand to Vice President, Research & Development, effective immediately. Mr. Arjomand will report directly to Align President and Chief Executive Officer, Thomas M. Prescott, and will be responsible for research and development programs and for executing the Company’s product roadmap to deliver new and enhanced Invisalign products.

“Hossein’s proven ability to identify and execute product line strategies and bring new products to market is a tremendous asset to the Company,” stated Mr. Prescott. “We are confident that under his leadership, Align will retain and attract talented research and development professionals to help deliver on our value proposition of delivering world-class products, customer support, education, and technology to our customers.”

Mr. Arjomand joined Align in October as a Senior Director in the R&D department. He brings more than twenty years of product design and development experience and was instrumental in bringing more than twenty original products to market.  Mr. Arjomand held senior R&D and product engineering positions at Symbol Technologies, Inc., and Agilent Technologies, and served for more than ten years in R&D at Hewlett Packard. Arjomand earned a B.S. in Computer Engineering from California State University at San Jose. He has been awarded four U.S. Patents and has been named a “Distinguished Corporate Inventor” by the American Society of Patent Holders.

Mr. Arjomand replaces Rok Sribar, who has left the Company to pursue other interests.

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

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